Hawk Announces 2010 Second Quarter Results

Sales Increase 57.8% to $61.7 Million in the Second Quarter; Company Reports Second Quarter Net Income of $5.5 Million; Debt Reduced by $20.0 Million or 25.9%, to $57.1 Million

CLEVELAND, OH -- (Marketwire - August 05, 2010) - Hawk Corporation (NYSE Amex: HWK) announced today that sales for the second quarter ended June 30, 2010 were $61.7 million, an increase of $22.6 million or 57.8%, from $39.1 million in the comparable prior year quarter. Net sales for the six months ended June 30, 2010 were $115.1 million, an increase of 38.0%, from $83.4 million in the comparable prior year period. The economic recovery and new product introductions have been the principal drivers of the revenue increases. Sales in all of the Company's end markets, with the exception of defense, showed improvement during the quarter. Sales to the defense market were down during the second quarter of 2010 compared to 2009, as the Company's largest defense customer continued to align its inventory levels during the period.

Income from operations for the second quarter ended June 30, 2010 was $11.2 million, an increase of $10.0 million, or 833.3%, from $1.2 million in the prior year period. Income from operations was favorably impacted by the sales volume increase and the absorption of manufacturing costs as a result of higher production volumes in all of Hawk's manufacturing facilities. This increase was partially offset by the effect of foreign currency exchange rates and product mix during the quarter. For the six month period ended June 30, 2010, the Company reported income from operations of $19.5 million, an increase of $13.8 million, or 242.1%, from $5.7 million in the comparable prior year period.

For the second quarter 2010, the Company reported net income of $5.5 million, or $0.68 per diluted share, an increase of $6.0 million compared to a net loss of $0.5 million, or $0.07 per diluted share, in the second quarter of 2009. For the six months ended June 30, 2010, the Company reported net income of $9.3 million, or $1.13 per diluted share, an increase of $8.3 million, or 830.0%, compared to $1.0 million, or $0.11 per diluted share, during the comparable prior year period.

Ronald E. Weinberg, Hawk's Chairman and CEO, said, "We are extremely pleased with our second quarter and year to date results. Our second quarter 2010 net sales were up 57.8%, reflecting the continuing success of our new product sales initiatives and the strength in our end markets further indicating the global economy is moving in the right direction. Based on our current financial guidance, we anticipate that this momentum will continue through the second half of the year. Additionally, we have been able to take advantage of increased global production volumes which allowed us to report operating margins of 18.2% in the second quarter of 2010 compared to 3.1% in the second quarter of 2009. Our cash flow from operations improved to $10.9 million for the six months ended June 30, 2010 compared to $1.1 million for the same period last year, as we benefitted from the structural cost changes in our operations that were implemented during 2009."

Working Capital and Liquidity
Cash and short-term investments decreased $22.4 million to $60.7 million as of June 30, 2010, compared to $83.1 million as of December 31, 2009. The decrease in cash and short-term investments was due primarily to the repurchase of $20.0 million of the Company's senior notes and $7.2 million of the Company's common stock during the six months ended June 30, 2010. As a result of the significant volume increases during the period, the Company experienced an increase in its accounts receivable and inventory levels at June 30, 2010. The Company believes that the quality of its accounts receivable remains strong.

Mr. Weinberg continued, "As a result of our strong cash flows during the period, we are pleased to have been able to reduce our debt by $20.0 million and repurchase an additional $7.2 million of our common stock during the six months ended June 30, 2010."

During the six months ended June 30, 2010, the Company spent $2.1 million on capital expenditures compared to $4.8 million during the comparable period of 2009. Additionally, the Company spent $0.5 million for the acquisition of a business in China during the six months ended June 30, 2010. Depreciation was $3.7 million for the six months ended June 30, 2010 compared to $3.6 million for the six months ended June 30, 2009.

Business Outlook
The Company is reaffirming its previously issued ranges for revenues and operating income which was announced on June 23, 2010. The Company is projecting 2010 full year net sales of between $225.0 million and $232.0 million. In addition, the Company has announced that it expects 2010 full year operating income to be between $32.0 million and $35.0 million.

The Company's previously provided capital spending guidance for 2010 remains unchanged at a range of between $7.0 and $9.0 million.

The Company
Hawk Corporation is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles. The Company also manufactures fuel cell components. Headquartered in Cleveland, Ohio, Hawk has approximately 1,250 employees at 12 manufacturing, research, sales and international rep offices and administrative sites in 7 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales, operating earnings and effective tax rates. These forward-looking statements are based upon management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the Company's ability to enter into or consummate a transaction as a result of the exploration and consideration of possible strategic alternatives, including a sale of the Company or the Company's ability to enhance stockholder value through such process; the effect of regional and global economic and industrial market conditions, including the Company's expectations concerning the impact on the markets it serves; the effect of conditions in the financial and credit markets and their impact on the Company and its customers and suppliers; the Company's ability to execute its business plan to meet its sales, operating income, cash flow and capital expenditure guidance; the Company's ability to utilize its cash and short-term investments; the impact on the Company's gross profit margins as a result of changes in product mix; the Company's vulnerability to industry conditions and competition; the effect of any interruption in the Company's supply of raw materials, including steel, or a substantial increase in the price of raw materials; work stoppages by union employees; ongoing capital expenditures and investment in research and development; compliance with government regulations; compliance with environmental and health and safety laws and regulations; the effect on the Company's international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates on the Company's non-U.S. sales; reliance for a significant portion of the Company's total revenues on a limited number of large organizations and the continuity of business relationships with major customers; the loss of key personnel; significant changes in discount rates and actual investment return on the Company's pension assets and control by existing preferred stockholders.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company's conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation's web site (www.hawkcorp.com) on Thursday, August 5, 2010 at 11:00 a.m. Eastern time. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company's web site.

                             HAWK CORPORATION
             CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                   (In thousands, except per share data)

                             Three Months Ended        Six Months Ended
                                   June 30                  June 30
                           -----------------------  -----------------------
                               2010        2009         2010        2009
                           ----------- -----------  ----------- -----------
Net sales                  $    61,679 $    39,077  $   115,088 $    83,362
Cost of sales                   41,306      30,686       77,493      62,973
                           ----------- -----------  ----------- -----------
Gross profit                    20,373       8,391       37,595      20,389

Operating expenses:
  Selling, technical and
   administrative expenses       9,008       7,007       17,862      14,459
  Amortization of finite-
   lived intangible assets         138         139          277         277
                           ----------- -----------  ----------- -----------
Total operating expenses         9,146       7,146       18,139      14,736
                           ----------- -----------  ----------- -----------
Income from operations          11,227       1,245       19,456       5,653

Interest expense                (1,672)     (2,017)      (3,519)     (4,030)
Interest income                     77         106          145         269
Other income (expense),
 net                            (1,001)        167       (1,533)        123
                           ----------- -----------  ----------- -----------
Income from continuing
 operations, before income
 taxes                           8,631        (499)      14,549       2,015

Income tax provision             3,149        (127)       5,262         803
                           ----------- -----------  ----------- -----------

Income from continuing
 operations, after income
 taxes                           5,482        (372)       9,287       1,212
Loss from discontinued
 operations, after income
 taxes                              17        (164)         (11)       (174)
                           ----------- -----------  ----------- -----------

Net income                 $     5,499 $      (536) $     9,276 $     1,038
                           =========== ===========  =========== ===========

Earnings per share:

  Diluted earnings per
   share:
    Income from continuing
     operations, after
     income taxes          $      0.67 $     (0.05) $      1.13 $      0.13
    Discontinued
     operations, after
     income taxes                    -       (0.02)           -       (0.02)
                           ----------- -----------  ----------- -----------
  Net earnings per diluted
   share (1)               $      0.68 $     (0.07) $      1.13 $      0.11
                           =========== ===========  =========== ===========

Average shares and
 equivalents outstanding -
 diluted                         8,068       8,174        8,157       8,693
                           =========== ===========  =========== ===========

   (1) The summation to net earnings per diluted share does not mathematically calculate due to rounding.

                          HAWK CORPORATION
         CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
                        (In thousands)

                                           June 30     December 31
                                             2010          2009
                                        ------------  ------------

ASSETS
Current assets:
 Cash and cash equivalents              $     55,858  $     47,206
 Short-term investments                        4,883        35,930
 Accounts receivable, net                     37,161        27,578
 Inventories                                  34,130        27,495
 Deferred income taxes                         1,204         1,305
 Other current assets                          5,813         5,686
                                        ------------  ------------
Total current assets                         139,049       145,200
Property, plant and equipment, net            44,382        47,096
Other intangible assets                        5,738         6,015
Other assets                                   6,228         6,181
                                        ------------  ------------
Total assets                            $    195,397  $    204,492
                                        ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                       $     28,987  $     16,861
 Other accrued expenses                       18,307        15,033
                                        ------------  ------------
Total current liabilities                     47,294        31,894
Long-term debt, net                           56,050        77,090
Deferred income taxes                          2,845         2,873
Other liabilities                             13,888        15,165
Shareholders' equity                          75,320        77,470
                                        ------------  ------------
Total liabilities and shareholders'
 equity                                 $    195,397  $    204,492
                                        ============  ============

Contact Information
Joseph J. Levanduski
Senior Vice President - Chief Financial Officer
(216) 861-3553
Thomas A. Gilbride
Vice President - Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera
BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: www.hawkcorp.com